Exhibit 99.1

Great American Energy, Inc. Announces Name Change to Sovereign Lithium, Inc. & Reverse Stock Split

Great American Energy, Inc.(OTCBB:SRBL), announces today that it has changed its name to Sovereign Lithium, Inc. and completed a reverse stock split on a 1-for-2 basis.), announces today that it has changed its name to Sovereign Lithium, Inc. and completed a reverse stock split on a 1-for-2 basis.

On July 11, 2013, the Company’s Certificate of Incorporation was amended and restated to effect the name change and the reverse stock split. The Board of Directors determined that the corporate name change would be in the best interest of its stockholders since the new name more accurately reflects the Company’s focus on lithium exploration and development.

The name change and the reverse stock split was approved by Company’s Board of Directors on May 23, 2013 and approved by the holder of at least a majority of the voting power of the Company’s issued and outstanding common stock on May 28, 2013 by written consent pursuant to Section 228 of the Delaware General Corporation Law.

Additional information regarding the name change and reverse stock split can be found in the Company's Definitive Information Statement filed with the Securities and Exchange Commission on June 20, 2013. Copies are available at Sovereign Lithium’s website: http://www.sovereignlithium.com.

Sovereign Lithium's CEO, Felipe Pimienta, commented: "With our ongoing activities now squarely targeting lithium exploration and development, our new Sovereign Lithium, Inc. name will clearly be more effective at communicating the nature of our new focus. We are optimistic that the reverse stock split may improve marketability and liquidity of the Company's common stock for our stockholders.”

The name change and the reverse stock split was also approved by the Financial Industry Regulatory Authority ("FINRA"). The name change and reverse split will be effective for trading purposes on the open of business on Friday, July 12, 2013. The new symbol will be SRBLD for 20 business days, with the “D” being deleted after the 20 business days.

MORE INFORMATION

Learn more about the Company and its recent news at Sovereign Lithium’s website: http://www.sovereignlithium.com.

ABOUT SOVEREIGN LITHIUM, INC.

Sovereign Lithium, Inc. is a publicly traded (OTCBB:SRBL) mineral exploration and development company focused on supporting America’s growing clean energy and clean tech industries. Based in Denver, Colorado, Sovereign Lithium is dedicated to responsibly identifying, acquiring and developing mineral assets in America and US-friendly countries. The Company’s portfolio of projects primarily targets lithium production with a sub-focus on rare earth elements (REE), both of which are essential to America's clean energy and clean tech industries. For more information on the Company and its activities, visit Sovereign Lithium’s website at http://www.sovereignlithium.com.

This press release includes certain statements that are forward-looking in nature and that involve a number of uncertainties and risks. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this press release are based on Sovereign Lithium, Inc.'s current expectations and projections regarding future events, which are based on currently available information. The forward-looking statements in this press release may also include statements relating to Sovereign Lithium Inc.'s anticipated new developments, business prospects, financial performance, strategies and similar matters. Sovereign Lithium, Inc. disclaims any obligation to update any of its forward-looking statements, except as may be required by law.

Contact:
Investor Relations:
Sovereign Lithium, Inc.
Steve Carr, 1 800 673 5088
ir@sovereignlithium.com